Exhibit 10.1

CERTAIN COMPENSATION ARRANGEMENTS

WITH HEALTH NET, INC.’S

NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED ON JULY 12, 2005

Upon recommendation of the Governance Committee of the Board of Directors of Health Net, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) has approved the following compensation arrangements with each non-employee director of the Board in respect of his/her service on the Board:

•	an annual retainer of $45,000 per year for each non-employee director;

•	an annual retainer of $10,000 per year for the Chair of each of the Compensation Committee, Governance Committee and Finance Committee;

•	an annual retainer of $15,000 for the Chair of the Audit Committee;

•	meeting fee of $2,000 for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee, which meeting fee is $2,000 for each audit committee meeting attended;

•	in lieu of the above listed retainer and meeting fees, the Chairman of the Board receives $16,667 per month for his services;[1] and

•	reimbursement of customary expenses for attending Board, committee and shareholder meetings.

In addition, the non-employee directors of the Company are eligible to participate in the Company’s Third Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”) and the Company’s 1998 Stock Option Plan (the “1998 Plan”). Under the Director Plan, 500,000 shares of Common Stock are reserved for initial grants of nonqualified stock options to directors when they join the Company’s Board and automatic annual grants of nonqualified stock options on each year such director is re-elected to the Company’s Board. Each non-employee director grant entitles the optionee to purchase the granted number of shares of Common Stock (which number is determined pursuant to grant formula provisions in the Director Plan) at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a “change in control” of the Company, as defined in the Director Plan and 1998 Plan, as applicable.

Furthermore, the Company maintains a deferred compensation plan pursuant to which non-employee directors are eligible to defer up to 100% of their compensation. The compensation deferred under such plan is credited with earnings or losses measured by the rate of return on investments elected by plan participants. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account.

[1]	The Chairman of the Board is currently serving as Chairman of the Governance Committee. The Chairman of the Board receives $16,667 per month for his services in lieu of any retainer or meeting fees. There has been no increase in the compensation paid to the Chairman of the Board for his services to the Company. The Company had previously reported that the Chairman of the Board receives $15,833 per month for his services. The correct amount, as reported herein, is $16,667 per month.